Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-179245) on Form S-3 and related prospectus of Empire Resources, Inc. of our report dated March 27, 2014, with respect to the consolidated financial statements of Empire Resources, Inc. and subsidiaries included in its annual report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission and to the reference to our firm under the caption “Experts” in the prospectus included in Post-Effective Amendment No. 2 to such registration statement.

/s/ EisnerAmper LLP

New York, New York

October 2, 2014